OMEROS CORPORATION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by and between Omeros Corporation (“Omeros”) and Kurt Zumwalt (the “Consultant”) as of February 10, 2020

1.

Consulting Services.  Consultant will provide consulting services (the “Services”) to Omeros as described in the attached Exhibit A or as may otherwise be mutually agreed in writing.  Consultant will use his best efforts to perform the Services in a manner satisfactory to Omeros, in a reasonable manner consistent with the professional standards generally applicable to such Services and will perform the Services in accordance with  (i) all applicable Omeros corporate and compliance policies and procedures and (ii) all applicable laws and state and federal regulations. With respect to the Services, Consultant will report to the Chief Executive Officer (“CEO”) or other individual designated by the CEO.

2.

Compensation.  As full and complete consideration for the Services described in Exhibit A and all other of Consultant’s obligations under this Agreement, Omeros will compensate Consultant as also described in Exhibit A.

3.

Term.  Consultant will serve as a consultant to Omeros for an initial term commencing on  the date hereof (the “Effective Date”) and continuing until an ending date agreed to in writing or by mutual course of conduct (the “Term”).  Consultant’s obligations with respect to Confidentiality, Intellectual Property and Use of Names set forth below will survive termination of this Agreement.

4.

Independent Contractor.  Consultant is an independent contractor, and not an employee of Omeros.  Consultant is not eligible for any employee benefits.  Consultant, and not Omeros, is responsible for payment of all of Consultant’s taxes and for any workers compensation or disability insurance as may be required by law.  Consultant is not authorized to enter into any contracts or obligations that bind Omeros without the prior written authorization of Omeros.

5.	Confidentiality
5.1.

As used in this Agreement, “Omeros Technology”  means the following technologies that have been developed or are owned and/or held by Omeros:  (a) methods and pharmaceuticals or other agents to inhibit pain and inflammation and/or smooth muscle spasm,  and/or to promote mydriasis, for use in surgical procedures (including without limitation arthroscopic, urologic, ophthalmologic and general surgical procedures); (b) methods, antibodies and other agents and compositions for the inhibition of the complement immune system; (c) G-Protein coupled receptor (GPCR) therapeutic targets, expression profiles, assay methods for screening compounds for activity at GPCR targets, GPCR agonists and antagonists and therapeutic methods and compositions targeting GPCRs including, but not limited to, the treatment of cancer, pain, sleep disorders, obesity, neuromuscular and neuropsychiatric disorders; (d) agents, compositions and therapeutic methods targeting phosphodiesterases including, but not limited to, the treatment of neuromuscular, neurodegenerative,  neuropsychiatric, motor, cognitive and inflammatory disorders and the treatment and prevention of addiction and compulsive disorders; (e) genetically engineered knock-out and knock-in mice, inducible knock-out mice and methods for generating the same; (f) agents, compositions and therapeutic methods for treating addiction and/or preventing addiction to addictive agents; (g) methods and libraries for generating antibodies using targeted gene replacement and antibodies generated therefrom; (h)  agents, compositions and therapeutic methods targeting proteinases, including, but not limited to, use as antifibrinolytics; and (i) any other business or scientific area in which Consultant becomes aware that Omeros is active or has commenced planning or preparation for activity.

5.2.

As used in this Agreement, “Confidential Information” means all information or materials which relate to the Omeros Technology that are made available to Consultant by Omeros at any time, or which Consultant obtains or develops under this Agreement, including without limitation, research and development information, know-how, inventions, technical data, knock-out and knock-in mouse strains, gene expression profiles, behavioral and physiological assays, phenotypes, cell lines, cellular, biochemical and chemical assays, chemical structure-activity relationships, sequences, formulae, treatment methods, clinical trial design criteria, protocols, case report forms, patient data, investigators’ brochures, processes, chemistry, manufacturing and controls information, regulatory information, product development information, business or marketing plans or strategies, financial and investor information, customer lists or information and any data concerning the existing business or reasonably foreseeable future business of Omeros, as well as all other information which Consultant should reasonably know is not generally available to the public.

5.3.

During the Term of this Agreement and at least five years afterward, Consultant shall not at any time, without the written authorization of Omeros’ CEO, disclose or otherwise make known or available to any person, firm, corporation or other entity other than Omeros, or use for any purpose other than performance of this Agreement, any Confidential Information.  Consultant shall utilize reasonable procedures to safeguard Confidential Information, including releasing Confidential Information only to employees or associates on a “need-to-know” basis, after first obtaining a written agreement from such individuals to abide by the same duties of confidentiality, non-use and Intellectual Property as are required of Consultant.  Consultant shall not attempt to analyze or reproduce through reverse engineering any product or composition included within the Confidential Information, except as may be authorized and necessary to perform this Agreement.  When requested by Omeros, Consultant will immediately return to Omeros all Confidential Information and all copies thereof in Consultant’s possession or control. Notwithstanding the foregoing, the provisions hereof shall not be interpreted to prevent Consultant from reporting potential violations of federal law or regulation to governmental regulators or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

5.4.	These obligations of confidentiality and non-use do not apply to information that Consultant can establish using written documentation: (a) is or becomes generally available to the public other than as a result of a disclosure by Consultant; (b) was in the possession of Consultant prior to its being furnished to Consultant directly or indirectly from Omeros; or (c) becomes available to Consultant on a non-confidential basis from a source other than Omeros, which source is not bound by an obligation of confidentiality to Omeros or any other party with respect to such information.

6.	Intellectual Property
6.1.

The term “Omeros Intellectual Property” means all patents, trademarks, copyrights, trade secrets, other intellectual property rights, inventions, discoveries, ideas, compositions, conceptions, processes, developments, designs, business plans, trade secrets, know-how, products, data, programs, processes, methods, protocols and written or electronic writings, illustrations, images or other tangible expressions that: (a) are owned or held by Omeros prior to this Agreement or are created, developed, conceived, reduced to practice, obtained or improved independently of Consultant; or (b) relate to the Omeros Technology and (i) are created, developed, conceived, reduced to practice, obtained or improved by Consultant solely or jointly with others during the course of providing the Services or (ii) result from any use by Consultant of Omeros Confidential Information, premises, equipment or property (tangible or intangible).

6.2.	Consultant agrees to disclose to Omeros, fully and promptly in writing, all Omeros Intellectual Property developed by Consultant that arises under this Agreement.

6.3.

All work product produced by Consultant during the performance of the Services and all Omeros Intellectual Property is the sole property of Omeros, and to the fullest extent permitted by law will be deemed “works made for hire”.  Consultant hereby assigns and transfers to Omeros, for no additional compensation, any and all right and title to and interest in Omeros Intellectual Property that Consultant may have or acquire, including any copyrights and registrations and renewals therefore, any inventions, any United States, International and foreign patent applications filed on such inventions, and the right to apply for all such patent applications in Consultant’s name or in the name of Omeros.

6.4.

Consultant agrees to execute all documents and provide all other requested assistance to Omeros to permit Omeros to confirm title, obtain, protect and enforce all Omeros Intellectual Property.  Consultant will be compensated only for Consultant’s time spent in rendering such assistance on a reasonable basis.

6.5.

Consultant agrees that Omeros will have a non-exclusive, fully paid, transferable license to use for all purposes anywhere in the world any of Consultant’s intellectual property incorporated by Consultant within the Omeros Intellectual Property.

7.	Conflicts with this Agreement.
7.1.

Consultant warrants that, to the best of Consultant’s knowledge, nothing that Consultant will do for, or provide, use or disclose to, Omeros in the course of providing the Services under this Agreement conflicts with any obligation to or rights of third parties.

7.2.

Consultant shall notify Omeros’ CEO or other individual designated by the CEO if, during the Term of this Agreement, Consultant undertakes or is subject to a consulting or employment relationship or other obligation with a third party that is engaged in a business enterprise that is directly competitive with any portion of the Omeros Technology.

8.	Miscellaneous.
8.1.	Integration. Any term of this Agreement may be amended or waived only with the written consent of the parties.

8.2.

Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision will be excluded from this Agreement, and the balance of the Agreement will be interpreted and enforceable as if such provision were so excluded.

8.3.

Interpretation.  The laws of the State of Washington will govern the validity, interpretation, construction and performance of this Agreement, without giving effect to the principles of conflict of laws.  In the event of a breach of any obligation under this Agreement, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief.

8.4.

Assignment.  This Agreement will be binding on Consultant’s agents and representatives, and will inure to the benefit of Omeros’ assigns or successors in interest.  Consultant may not assign this Agreement and may not subcontract any of Consultant’s obligations under this Agreement, without the express prior written consent of Omeros.

8.5.

Advice of Counsel.  Consultant acknowledges that Omeros has recommended that Consultant seek independent legal counsel to review this Agreement, and that Consultant has read and understood all of the terms and provisions of this Agreement.

8.6.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

[Signature Page Follows]

The parties have executed this Consulting Agreement on the date first set forth above.

OMEROS CORPORATION

By:	/s/ GREGORY A. DEMOPULOS, M.D.
Gregory A. Demopulos, M.D.
Chairman and Chief Executive Officer

Address:  201 Elliott Avenue West

              Seattle, Washington 98119

KURT ZUMWALT

/s/ KURT ZUMWALT
Signature

Exhibit A

OMEROS CORPORATION

CONSULTING AGREEMENT

This Exhibit A shall set forth a description of the consulting services and compensation to be paid to the Consultant pursuant to the Consulting Agreement.  Capitalized terms used in this Exhibit A and not defined herein will have the meaning given such terms in the Director Consulting Agreement.

1.	Description of the Consulting Services.

1.2Consultant will provide advisory services and tactical implementation of business and financial strategies that further the Company’s corporate goals and priorities including,  without limitation, securing and further developing the Company’s business relationships with major banks and financial institutions.

2.	Compensation.

2.1Consulting Compensation.  On the Effective Date, the Consultant will be granted a “Nonstatutory Stock Options” (as defined in the Omeros Corporation 2017 Omnibus Incentive Compensation Plan (as amended and restated effective as of June 7, 2019) (the “Plan”))  to purchase an aggregate of 11,750 shares of Omeros’ common stock, par value $0.01 per share, at a purchase price equal to the fair market value (as determined by the Board of Directors) on the date of the grant (the “Consulting Award”).  Subject to Section 13 of the Plan, the Consulting Award will vest and become exercisable as to 1/12 of the total shares subject to the Consulting Award each month following the date of grant, provided that the Consultant continues to be a Service Provider (as defined in the Plan) through each such date.  The term of the Consulting Award will be 10 years.  The Consulting Award will subject to the terms of the Plan in all respects.

2.2Compensation for Board Service.  For the avoidance of doubt, in addition to the compensation set forth in Section 2.1 of this Exhibit A the Consultant shall be entitled to receive compensation in connection with his service as a director of Omeros in the same manner set forth with respect to “Outside Directors” (as defined therein) of the Omeros Corporation Non-Employee Director Compensation Policy, effective as of January 1, 2017, as it may be amended from time to time.

2.3Indemnification.   Omeros and the Consultant shall enter into an Indemnification Agreement providing for indemnification of the Consultant in his capacity as a director, to the maximum extent permissible under applicable law, such Indemnification Agreement to be in substantially the form provided to Omeros’ other non-employee directors.

2.4Expense Reimbursement.  Consultant is not authorized to incur any expenses on behalf of Omeros, without the prior written authorization of Omeros’ CEO or other individual designated by the CEO.  Consultant will be entitled to reimbursement for reasonable expenses (including reasonable travel expenses) incurred by Consultant, which expenses

A-1

are (a) necessary for and directly arise from the performance of the Services and (b) have been pre-approved in writing by Omeros’ CEO or other individual designated by the CEO, not including any indirect expenses, overhead or expenses that will be reimbursed by third parties.  Notwithstanding the foregoing, the Consultant may incur and be reimbursed for his reasonable and documented expenses in connection with his service on Omeros’ Board of Directors, such as to attend meetings of Omeros’ Board of Directors, without the prior written authorization of Omeros’ CEO in the same manner and to the same extent as Omeros’ non-employee directors generally. Additionally, Omeros will reimburse Consultant’s reasonable and documented legal fees incurred in connection with the review and execution of the Consulting Agreement, not to exceed $10,000.

2.5Other.  During the term of his service on Omeros’ Board of Directors, the Consultant shall be entitled to receive cash and equity compensation, expense reimbursement and other benefits related to service on the Board of Directors in the same manner and to the same extent as Omeros’ non-employee directors generally.

A-2